Exhibit 2.4

AGREEMENT

This Agreement (the “Agreement”) is entered into as of the 21st day of November, 2003, by and among Hall Kinion & Associates, Inc., a Delaware corporation (“Parent”), OnStaff Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition”), Madi, Inc., a California corporation formerly known as OnStaff, a California corporation (“Madi”), Laje, Inc., a California corporation formerly known as Healthcare Staffing Resources, Inc., a California corporation (“Laje”), Lssbe, Inc., a California corporation formerly known as Boardnetwork.com, a California corporation (“Lssbe”, and together with Madi and Laje, the “Companies”), and each of the undersigned shareholders of the Companies (collectively, the “Shareholders” and individually a “Shareholder”) and Matthew Johnston, an individual resident in the State of Arizona (“Johnston” and any successors being the “Securityholder Representative”).

RECITALS

WHEREAS, certain of the parties hereto entered into an Asset Purchase Agreement, dated as of August 9, 2002 (the “Purchase Agreement”), which provides for certain earnout payments under Section 2.07 if specified requirements are satisfied;

WHEREAS, the parties to the Purchase Agreement wish to amend Section 2.07(a) of the Purchase Agreement as provided in this Agreement;

WHEREAS, the parties hereto and Comerica Bank-California, a California banking corporation, as escrow agent (in such capacity, the “Escrow Agent”), entered into an Escrow Agreement dated as of August 9, 2002 (the “Escrow Agreement”);

WHEREAS, the Escrow Agreement provides for an Indemnitee Escrow Account, consisting of 108,917 shares of Parent Common Stock, and a Tax Escrow Account, consisting of $500,000 in cash plus earnings thereon;

WHEREAS, the Escrow agreement provides for the distribution of 40% of the Indemnitee Escrow Account provided that certain conditions are met;

WHEREAS, the parties wish to agree upon certain distributions from the Indemnitee Escrow Account and the Tax Escrow Account and to instruct the Escrow Agent to make such distributions;

WHEREAS, the parties are in dispute over the appropriate amounts to be paid under Section 2.09 of the Purchase Agreement and wish to settle such dispute.

NOW, therefore, in consideration of the foregoing and other good and valuable consideration, the parties agree as follows:

AGREEMENT

1. Agreements Relating to Section 2.07 of the Purchase Agreement.

(a) Notwithstanding anything to the contrary in Section 2.07 of the Purchase Agreement, the parties to the Purchase Agreement agree to and hereby waive each and all of the conditions set forth in Sections 2.07(a)(i)-(iv) of the Purchase Agreement, with the effect that each such condition is deemed to have been unconditionally satisfied in full, and that the first earnout payment provided in Section 2.07(a) of the Purchase Agreement in the amount of $4,333,334 less $250,000 otherwise due to Parent as a result of the settlement of the Tax Gross-Up Amount pursuant to Section 2 of this Agreement and which is being treated as an advance payment on the first earnout (the “Earnout Amount”) has been unconditionally earned in its entirety and, subject to Section 1(b) of this Agreement, shall be paid on February 15, 2004.

(b) Notwithstanding anything to the contrary in Section 2.07 of the Purchase Agreement, the parties agree that in the event that Parent enters into one or a series of transactions for the sale of all or substantially all of its assets or Parent’s shareholders enter into one or a series of transactions to sell in excess of 50% of the issued and outstanding shares (whether by sale, merger, consolidation or otherwise) (a “Change of Control”), which has not been completed on or prior to February 15, 2004, then the payment of the first earnout payment shall be deferred until the earlier of (i) 14 days after the closing date of the Change of Control transaction or (ii) February 15, 2005 in the manner set forth in the following sentence. In such case, on February 15, 2004, Parent shall issue to the entities entitled to receive the Earnout Amount, a promissory note or notes in the aggregate principal amount equal to the Earnout Amount with a maturity date as set forth above, and bearing interest at 10% per annum with interest payable monthly and principal due in four equal quarterly installments, each in the amount of $1,020,833.50, commencing May 15, 2004. If any such payment is not paid when due, then upon the expiration of any applicable cure periods, the NonCompetition and Nonsolicitation Agreement and all non-competition and non-solicitation provisions contained in Jeffrey Evans’ Employment Agreement and Matthew Johnston’s Employment Agreement shall immediately terminate and be of no further force and effect.

2. Settlement of Tax Gross Up Amount. The parties acknowledge that a dispute exists as to the Tax Gross-Up Amount pursuant to Section 2.09 of the Purchase Agreement. The parties wish to finally settle the dispute. Parent paid $600,000 to the Shareholders at the closing of the Purchase Agreement with respect to the Tax Gross-Up Amount and deposited $500,000 in the Tax Escrow Account. The parties agree that the Shareholders shall be entitled to $350,000 as the Tax Gross Up Amount. Accordingly, the parties agree that the Escrow Agent shall distribute the Tax Escrow Account, including any earnings thereon to Parent, within five business days of the date of this Agreement. In addition, the remaining $250,000 to which Parent is entitled as part of this final settlement of the Tax Gross Up Amount shall not be paid to Parent, but shall be retained by the Shareholders as an advance payment on the first earnout payment covered by Section 1 of this Agreement. Parent shall have no responsibility for the allocation of the advance among the Shareholders.

3. Distribution of a Portion of the Indemnitee Escrow Account.

(a) Parent has made certain claims under the Escrow Agreement which have not been finally resolved. Certain of these claims may not be subject to the Seller Deductible. Notwithstanding the foregoing, Parent agrees that the Escrow Agent shall make a distribution of 81,688 shares of Parent Common Stock, representing approximately 75% of the Indemnitee Escrow Account, to the Shareholders in accordance with their respective interests therein, and shall give the Escrow Agent instructions to distribute such shares to the Shareholders within five business days of the date of this Agreement

(b) The Shareholders agree that in the event indemnification claims exceed amounts remaining subject to the Escrow Agreement, Parent shall continue to have the set-off rights provided under Section 9.08 of the Purchase Agreement; provided, however, that Parent may not assert any set-off rights unless and until amounts remaining in the Escrow Account are first utilized to cover any claims.

4. Staff-Q. In accordance with Section 3(d) of Matthew Johnston’s Employment Agreement, Parent has discontinued the development of that certain Vendor Management Website and associated computer code and development (“StaffQ”). Accordingly, Parent agrees to and hereby does transfer to Matthew Johnston, or his designees (“Johnston”, all of its right, title and interest in and to StaffQ and all rights to the name StaffQ, including the existing code relating thereto, provided, however, that Johnston is not acquiring any interest in or right to use any OnStaff employee, contractor or customer information that may be embedded or otherwise included in the code as transferred to Johnston. Parent makes no representations or warranties as to any aspect of the code being transferred. Johnston acknowledges that Parent ceased any development efforts on the code prior to completing necessary development work, and that the code is being transferred “AS IS, WHERE IS.” Parent acknowledges and agrees that any operation, use or development of StaffQ by Matthew Johnston or his designees shall not violate any of the non-competition provisions contained in Matthew Johnston’s Employment Agreement or the Noncompetition and Nonsolicitation Agreement, provided, however, that Johnston agrees that during the term of the non-compete provisions, Johnston will not solicit current OnStaff customers without the prior written consent of Parent.

5. Effect of this Agreement. This Agreement shall be deemed to constitute joint instructions relating to the distribution of a portion of the escrow accounts and shall be acted upon by the Escrow Agent without further acts of the parties. Except for the distributions authorized in this Agreement, the Escrow Agreement shall continue in full force and effect.

6. Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Escrow Agreement or the Purchase Agreement.

7. Additional Amendment of Section 2.07 of Purchase Agreement. Contemporaneously with the execution of this Agreement, the parties agree to execute and deliver an amendment to Section 2.07 of the Purchase Agreement in the form of Exhibit A to this Agreement. This additional amendment shall not affect the agreements reached regarding the first earnout payment as described in Section 1 of this Agreement.

8. Severability. If any term or provision (or any portion thereof) of this Agreement is determined by a court to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions (or other portions thereof) of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or provision (or any portion thereof) is invalid, illegal or incapable of being enforced, this Agreement shall be deemed to be modified so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby and the terms and provisions hereof are fulfilled to the greatest extent possible.

9. Entire Agreement. This Agreement and the agreements referenced herein constitute the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.

10. Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

11. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the parties hereto, and their respective successors and assigns.

12. Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of California.

13. Further Assurances. Each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken, all appropriate actions, and to cause to take or to be taken, all things necessary, proper or advisable under applicable laws to effect the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

PARENT

HALL, KINION & ASSOCIATES, INC.,
a Delaware corporation

By:	/S/ MARTY A. KROPELNICKI
Name:	Marty A. Kropelnicki
Its:	Chief Financial Officer

ACQUISITION

ONSTAFF ACQUISITION CORP.,
a Delaware corporation

By:	/S/ MARTY A. KROPELNICKI
Name:	Marty A. Kropelnicki
Its:	Chief Financial Officer

COMPANIES

MADI, INC., a California corporation

By:	/S/ MATT JOHNSTON
Name:	Matt Johnston
Its:	Secretary

LAJE, INC., a California corporation

By:	/S/ JEFFREY A. EVANS
Name:	Jeffrey A. Evans
Its:	President

LSSBE, INC., a California corporation

By:	/S/ JEFFREY A. EVANS
Name:	Jeffrey A. Evans
Its:	President

SECURITYHOLDER REPRESENTATIVE

/S/ MATT JOHNSTON
Name:	Matthew Johnston

SHAREHOLDERS

JEFFREY A. EVANS, an individual

By:	/S/ JEFFREY A. EVANS
Name:	Jeffrey A. Evans

ALAN PRINCE, an individual

By:	/S/ ALAN PRINCE
Name:	Alan Prince

MATTHEW JOHNSTON GRANTOR RETAINED
ANNUITY TRUST DATED 4/23/01

By:	/S/ MATTHEW JOHNSTON
Name:	Matthew Johnston, Trustee

DIANE PRINCE JOHNSTON GRANTOR
RETAINED ANNUITY TRUST DATED 4/23/01

By:	/S/ DIANE PRINCE JOHNSTON
Name:	Diane Prince Johnston, Trustee

MATTHEW AND DIANE JOHNSTON 2001
IRREVOCABLE GIFT TRUST DATED 4/23/01

By:	/S/ ALAN PRINCE
Name:	Alan Prince, Trustee

JOHNSTON LIVING TRUST DATED 3/27/01

By:	/S/ MATTHEW JOHNSTON

/S/ DIANE PRINCE JOHNSTON
Name:	Matthew Johnston and Diane Prince
Johnston, Trustees

By signing below, the undersigned acknowledges and affirms that she is the spouse of Jeffrey A. Evans, she has read the foregoing Agreement, and consents to the terms of and agrees to be bound by the foregoing Agreement to the extent it relates to any community property interest she may have.

/S/ LAURIE SOLL
Laurie Soll, spouse of Jeffrey A. Evans

By signing below, the undersigned acknowledges and affirms that she is the spouse of Alan Prince, she has read the foregoing Agreement, and consents to the terms of and agrees to be bound by the foregoing Agreement to the extent it relates to any community property interest she may have.

/S/ WYNNE PRINCE
Wynne Prince, spouse of Alan Prince